UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2025
FLEX LTD.
(Exact Name of Registrant as Specified in Its Charter)

Singapore	0-23354	98-1773351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12515-8 Research Blvd, Suite 300, Austin, Texas		78759
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (512) 425-7929
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, No Par Value	FLEX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On June 19, 2025, the Board of Directors (the “Board”) of Flex Ltd. (“Flex” or the “Company”), upon the recommendation of its Compensation and People Committee (the “Committee”), approved a grant of a one-time supplemental equity award (the “Supplemental Equity Award”) under the Company’s Amended and Restated 2017 Equity Incentive Plan, as amended (the “Plan”), to Revathi Advaithi, the Company’s Chief Executive Officer and a named executive officer of the Company.

The Supplemental Equity Award is designed to further align executive compensation with long-term shareholder value creation and ensure leadership continuity through the next phase of the Company’s growth plan. The Supplemental Equity Award for Ms. Advaithi also reflects the Committee’s and the Board’s consideration of her outstanding leadership and contributions to Flex’s strong financial and operational performance throughout her tenure as Chief Executive Officer. The Committee and the Board determined that granting this one-time Supplemental Equity Award is in the best interests of the Company and its shareholders and that the amounts and terms of the award have been carefully tailored to fit the Company’s strategic objective of growing its data center business which is a key opportunity for Flex, as well as its consistent long-term goal of incremental shareholder value creation. The Supplemental Equity Award was approved with the advice and input from the Committee’s independent compensation consultant, which included a review of relevant benchmarking data.

The Supplemental Equity Award for Ms. Advaithi has a grant date fair value at target of $25,000,000 and consists entirely of performance-based restricted share units (“PSUs”), as further described below.

The Supplemental Equity Award cliff vests after performance is certified following the end of the performance period, subject to Ms. Advaithi’s continued service through such date. The number of PSUs earned, if any, will be primarily based on the performance of the Company’s data center business measured at the end of fiscal year 2028, with payouts ranging from 0% to 250% of the target PSUs granted. The underlying performance goals are rigorous and, if achieved, expected to drive significant shareholder value creation.

Further, in order to strengthen alignment to our shareholders’ experience, the Supplemental Equity Award is subject to an overall payout cap based on the Company’s relative total shareholder return (“rTSR”) over a three-year period beginning on June 19, 2025 and ending on June 19, 2028. The maximum number of PSUs underlying the Supplemental Equity Award is capped at:

•250% of target if rTSR is at or above the median,
•200% of target if rTSR is below the median, and
•100% of target if rTSR is below the 25th percentile.

To further enhance its retentive effect, the Supplemental Equity Award is subject to continued service requirements that are more restrictive than those applicable to the Company’s standard equity awards. Unlike other outstanding equity awards held by Ms. Advaithi, if Ms. Advaithi retires, such retirement will not entitle her to accelerated or continued vesting of the Supplemental Equity Award. Moreover, unlike other outstanding equity awards held by Ms. Advaithi, if Ms. Advaithi’s employment with the Company is terminated due to her Disability

(as such term is defined in the Plan), such termination will not entitle her to accelerated or continued vesting of the Supplemental Equity Award.

The agreement evidencing the Supplemental Equity Award provides that if Ms. Advaithi’s employment with the Company is terminated (i) by the Company without “cause” or (ii) due to a voluntary termination for “good reason” (as each such term is defined in the award agreement), in either case absent a change of control of the Company, Ms. Advaithi is entitled to ratable vesting of the Supplemental Equity Award determined by multiplying (x) the number of shares vesting based on actual performance measured at the conclusion of the three-year performance period by (y) a fraction, the numerator of which is the number of days Ms. Advaithi provided services to the Company from the date of grant until her termination of employment, and the denominator of which is the total number of days from the date of grant through the completion of the three-year performance period. The treatment of the Supplemental Equity Award in the event of Ms. Advaithi’s death will be the same as for other awards of PSUs granted to the Company’s executive officers, as previously disclosed.

Additionally, if Ms. Advaithi’s employment is terminated (i) by the Company without “cause” or (ii) due to a voluntary termination for “good reason”, in either case during the period beginning on the consummation of a change of control of the Company and ending 24 months following such change of control, Ms. Advaithi is entitled to 100% accelerated vesting of the Supplemental Equity Award based upon (x) actual performance if the three-year performance period is complete as of the date of such termination, or (y) target performance if the three-year performance period is incomplete as of such termination.

The information set forth above reflects a summary description of the Supplemental Equity Award and is qualified in its entirety by reference to the terms and conditions of the restricted share unit award agreement governing the Supplemental Equity Award, the form of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 27, 2025.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEX LTD.

Date: June 25, 2025

	By:	/s/ Kevin Krumm
		Name:	Kevin Krumm
		Title:	Chief Financial Officer

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